Investor Relations/Media Contact: ICR, Inc. Brad Cohen bcohen@icrinc.com 212-217-6393

CAPITAL LEASE FUNDING ANNOUNCES FOURTH QUARTER 2004 RESULTS

NEW YORK--(BUSINESS WIRE)—March 8, 2005--Capital Lease Funding, Inc. (NYSE: LSE), a net lease REIT, today announced its results for the fourth quarter ended December 31, 2004.

Highlights for the Fourth Quarter 2004:

•	Increased revenue 124% from the third quarter of 2004
•	Increased funds from operations per share 84% to $0.15 from the third quarter of 2004
•	Increased earnings per share 55% to $0.11 from the third quarter of 2004
•	Improved net lease investment portfolio by $117 million to $494 million
•	Raised dividend to $0.15 per share from $0.10 per share

For the fourth quarter ended December 31, 2004, the Company reported funds from operations ("FFO") of $4.1 million, or $0.15 per basic and diluted share, on total revenues of $11.2 million. Net income to common shareholders for the fourth quarter 2004 was $3.1 million, or $0.11 per basic and diluted share, compared to a net income of $2.0 million, or $0.07 per weighted average basic and diluted share in the third quarter of 2004. A reconciliation of net income to FFO is attached to this press release. Our fourth quarter 2004 FFO and net income results include gain on sale from our corporate credit note program and a breakup fee on a purchase contract of approximately $.04 per share in the aggregate.

Paul McDowell, Chief Executive Officer, stated, “We continue to make considerable progress against our business objectives. During the fourth quarter, we closed $117 million in new net lease transactions, bringing our investment portfolio to $494 million. Moreover, as of March 8, 2005, we have closed or have under due diligence an additional $289 million in net lease transactions (including one acquisition subject to approval by the investment oversight committee of our Board) bringing the total to $783 million.

Mr. McDowell continued, “Furthermore, during the first quarter, we priced a long-term fixed rate debt obligation through which we will finance a significant portion of our existing assets. The financing, effected through a collateralized debt obligation (or CDO), will be on balance sheet, meaning the assets we finance will remain on our balance sheet. This first CDO is an important milestone for the Company as it will provide us with very attractive long term fixed rate financing for our net lease assets while at the same time providing CapLease with significant on-going flexibility in managing our portfolio.”

Capital Structure:

On December 31, 2004, the Company had total assets of $581.7 million, $30.7 million in available cash and cash equivalents, approximately $133.8 million outstanding under its secured credit facility with Wachovia and $116.2 million available under this facility.

Dividend:

In the fourth quarter 2004, the Company declared its second dividend in the amount $0.15 per share. The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

Recent Events:

In January 2005, the U.S. Patent and Trademark Office issued U.S. patent number 6,847,946 for CapLease's 10-year credit tenant loan product. The 10-year credit tenant loan product allows CapLease to offer maximum leverage, low debt service coverage ratio loans to borrowers who own properties subject to shorter-term leases and leases to lower investment grade or near investment grade tenants.

On February 4, 2005 the Company announced the pricing of a $300 million CDO. The long-term on-balance sheet fixed rate financing will be effected through two newly formed wholly-owned subsidiaries of CapLease. The subsidiaries will issue 5 classes of investment-grade notes with an aggregate principal amount of $285 million and preferred shares with a principal amount of $15 million. CapLease will retain $31.5 million in principal amount of the securities offered, comprised of the entire principal amount of the three most junior note classes and the preferred shares. The transaction is scheduled to close on March 10, 2005.

2005 Guidance:

Based upon the current outlook, management is providing FFO guidance for the first quarter of 2005 of $0.13-$0.14 per diluted share, and earnings per share guidance for the first quarter of 2005 of $0.09-$0.10. The only adjustment between FFO and earnings per share guidance is depreciation and amortization on real property. The guidance for the first quarter of 2005 is based upon management’s expectation that the transactions it has under due diligence will close as expected and that the Company will be able to originate additional net lease assets.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to the Company’s guidance.

Conference Call:

Capital Lease Funding will hold a conference call and webcast to discuss the Company's fourth quarter 2004 after the market close on Tuesday, March 8, 2005, at 5:00 p.m. (Eastern Time). Hosting the call will be Paul H. McDowell, Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing 1-800-289-0494 or for international participants 1-913-981-5520. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.caplease.com under the Investor Relations section. Institutional investors can access the webcast via the password-protected event management site www.streetevents.com. The webcast is also available to individual investors at www.fulldisclosure.com.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for seven days following the call. A recording of the call also will be available one hour after the call by dialing 1-888-203-1112 or for international participants 1-719-457-0820 and entering passcode 7521486. The replay will be available until March 17, 2005.

Non-GAAP Financial Measures:

Funds from operations (FFO) is a non-GAAP financial measure. The Company believes FFO is a useful additional measure of the Company's performance because it facilitates an understanding of the operating performance of the Company after adjustment for certain non-cash expenses, such as real estate depreciation, which assumes that the value of real estate assets diminishes predictably over time. In addition, the Company believes that FFO provides useful information to the investment community about the Company's financial performance as compared to other REITs since FFO is generally recognized as an industry standard for measuring the operating performance of an equity REIT.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

The Company defines transactions under due diligence as being those which we have either a fully executed loan application or purchase contract with cash deposits in place and the closing of those transactions is subject only to customary due diligence and the satisfaction of defined closing conditions.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

•	our ability to identify and secure net lease investments;

•	our ability to invest in additional net lease assets in a timely manner or on acceptable terms;

•	adverse changes in the financial condition of the tenants underlying our net lease investments;

•	changes in our industry, the industries of our tenants, interest rates or the general economy;

•	the success of our hedging strategy;

•	the availability, terms and deployment of capital, including our ability to raise additional capital to invest in net lease assets and to obtain long-term financing for our assets;

•	the completion of pending net lease loans and/or other net lease investments;

•	demand for our products;

•	impairments in the value of the collateral underlying our investments;

•	the degree and nature of our competition; and

•	legislative or regulatory changes, including changes to laws governing the taxation of REITs.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s periodic filings with the SEC and the Company’s final prospectus for its initial public offering, including the section entitled “Risk Factors.” Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

Capital Lease Funding, Inc. is a real estate investment trust, or REIT, focused on financing and investing in commercial real estate that is net leased primarily to single tenants with investment grade or near investment grade credit ratings.

Capital Lease Funding, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited quarterly data)

(in thousands, except per share data)	For the three months ended		Year
	Dec 31, 2004	Sep 30, 2004	2004
Revenues:	Unaudited	Unaudited	Unaudited
Interest income from mortgage loans and securities	$5,081	$2,927	$13,588
Gain on sales of mortgage loans	565	229	794
Rental revenue	4,993	903	5,896
Other revenue	584	958	726
Total revenues	11,223	5,017	21,004
Expenses:
Interest expense	1,893	218	2,768
Property expenses	1,761	–	1,761
Net loss on derivatives and short sales of securities	–	–	724
Loss on securities	247	–	247
General and administrative expenses	2,770	2,166	8,833
General and administrative expenses-stock based compensation	325	334	3,825
Depreciation and amortization expense on real property	1,041	240	1,281
Loan processing expenses	75	52	196
Total expenses	8,112	3,010	19,635
Income before provision for income taxes	3,111	2,007	1,369
Provision for income taxes	9	–	9
Net income	$3,101	$2,007	$1,360
Earnings per share
Net income per share, basic & diluted	$0.11	$0.07	$0.06
Weighted average number of common shares outstanding, basic & diluted	27,492	27,492	22,125
Dividends declared per common share	$0.15	$0.10	$0.25

Capital Lease Funding, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2004 and 2003

(in thousands)	As of December 31,
	2004	2003
Assets	Unaudited

Cash and cash equivalents	$30,721	$6,522
Mortgage loans held for sale	–	71,757
Mortgage loans held for investment	207,347	–
Real estate investments, net	194,541	–
Securities available for sale	87,756	40,054
Structuring fees receivable	4,426	5,223
Assets consolidated under FIN46	48,000	–
Prepaid expenses and other assets	7,941	1,962
Amounts due from affiliates and members	81	44
Accrued rental income	507	–
Derivative assets	42	–
Furniture, fixtures and equipment (net)	340	211
Total Assets	$581,702	$125,773

Liabilities and Members' Capital/Stockholders' equity

Accounts payable and accrued expenses	$3,479	$2,635
Deposits and escrows	10,725	175
Due to servicer and dealers	4,358	347
Repurchase agreement obligations	133,831	28,765
Repurchase agreement obligation due to affiliates	–	59,322
Mortgages on real estate investments	111,539	–
Derivative liabilities	7,355	484
Intangible liabilities on real estate investments	7,028	–
Dividends payable	4,124	–
Liabilities consolidated under FIN46	4,815	–

Total Liabilities	287,254	91,728
Minority interest in assets consolidated under FIN46	41,185	–

Commitments and contingencies	–	–

Stockholders' equity/members' capital:
Preferred stock, $.01 par value, 100,000,000 shares authorized, no shares issued and outstanding	–	–
Common stock, $0.01 par value, 500,000,000 shares authorized, 27,491,700 shares issued and outstanding at December 31, 2004	275	–
Additional paid in capital	253,437	–
Accumulated other comprehensive income	1,203	–
Deferred compensation expense	(1,651)	–
Retained earnings	–	–
Members' capital	–	34,045
Total Stockholders' Equity/Members' Capital	253,264	34,045
Total Liabilities and Members' Capital/Stockholders' equity	$581,702	$125,773

Capital Lease Funding, Inc. and Subsidiaries
Reconciliation of Net Income to Funds from Operations

The following is a reconciliation of net income to FFO applicable to common stockholders, and illustrates the difference in this measure of operating performance (in thousands, except per share data):

(in thousands, except per share data)	For the three months ended		Year
	Dec 31, 2004	Sep 30, 2004	2004
	Unaudited	Unaudited	Unaudited
Net income	$3,101	$2,007	$1,360
Adjustments:
Depreciation and amortization expense on real property	1,041	240	1,281
Funds from operations	$4,142	$2,247	$2,641

Weighted average number of common shares outstanding, basic & diluted	27,492	27,492	22,125
Funds from operations per share	$0.15	$0.08	$0.12

Gain on sales of mortgage loans	$565	$229	$794